      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY 15, 1998

                                          REGISTRATION STATEMENT NO.
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                           REPUBLIC BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)
                             ----------------------

           FLORIDA                                                    59-3347653
(State or other jurisdiction of                                     (I.R.S. Employer
 incorporation or organization                                   Identification Number)

                       111 Second Avenue N.E., Suite 300
                            St. Petersburg, FL 33701
                                 (813) 823-7300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          CHRISTOPHER M. HUNTER, ESQ.
                              CORPORATE SECRETARY
                           REPUBLIC BANCSHARES, INC.
                       111 SECOND AVENUE N.E., SUITE 300
                            ST. PETERSBURG, FL 33701
                                 (813) 823-7300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

    CHESTER E. BACHELLER, ESQ.                       JOHN P. GREELEY, ESQ.
       HOLLAND & KNIGHT LLP                        SMITH, MACKINNON, GREELEY,
400 NORTH ASHLEY DRIVE, SUITE 2050                  BOWDOIN & EDWARDS, P.A.
       TAMPA, FLORIDA 33602                     255 SOUTH ORANGE AVE., SUITE 800
          (813) 227-8500                             ORLANDO, FLORIDA 32801
    Facsimile: (813) 229-0134                            (407) 843-7300
                                                   Facsimile: (407) 843-2448

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Registration No. 333-50087


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     If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
========================================================================================================
                                                                           PROPOSED
                                                           PROPOSED        MAXIMUM
                                          NUMBER OF        MAXIMUM        AGGREGATE
  TITLE OF EACH CLASS OF                SHARES TO BE    OFFERING PRICE    OFFERING         AMOUNT OF
SECURITIES TO BE REGISTERED            REGISTERED (I)    PER SHARE (2)   PRICE(2)(2)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------
Common Stock, par value
 $2.00 per share....................      460,000           $29.50       $13,570,000      $4,004
=======================================================================================================
=======================================================================================================

(2) Includes 60,000 shares to cover over-allotments, if any, pursuant to over-allotment options granted to the Underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
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                                EXPLANATORY NOTE

     The contents of the Registration Statement on Form S-2 (Registration No. 333-50087) filed by Republic Bancshares, Inc. for the registration of up to 460,000 shares of its Common Stock, $2.00 par value, and declared effective on May 14, 1998, are incorporated by reference in this Registration Statement as well as the Company's Report on Form 10-Q for the period ended March 31, 1998 filed with the Commission on May 15, 1998.

                                LIST OF EXHIBITS

EXHIBIT NO.              DESCRIPTION
-----------         --------------------------------------------------------
  5.1          -    Opinion of Holland & Knight LLP
 23.1          -    Consent of Arthur Andersen LLP
 23.2          -    Consent of Holland & Knight LLP included in Exhibit 5.1
 24.1          -    Powers of Attorney (incorporated herein by reference to
                    Registration Statement No. 333-50087)
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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on form S-2 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of St
Petersburg, State of Florida, on May 15, 1998.

                                          REPUBLIC BANCSHARES, INC.

                                          By:     /s/ William R. Falzone
                                            ------------------------------------
                                            William R. Falzone
                                            Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                    TITLE                    DATE
                    ---------                                    -----                    ----

                        *                           Chairman, Chief Executive         May 15, 1998
--------------------------------------------------    Officer and Director
                 John W. Sapanski                     (Principal Executive Officer)

              /s/ WILLIAM R. FALZONE                Treasurer (Principal Financial    May 15, 1998
--------------------------------------------------    and Accounting Officer)
                William R. Falzone

                        *                           Director                          May 15, 1998
--------------------------------------------------
                   Fred Hemmer

                                                    Director
--------------------------------------------------
                   Marla Hough

                        *                           Director                          May 15, 1998
--------------------------------------------------
                 William R. Hough

                        *                           Director                          May 15, 1998
--------------------------------------------------
                  Alfred T. May

                        *                           Director                          May 15, 1998
--------------------------------------------------
               William J. Morrison

            *By: /s/ William R. Falzone                                               May 15, 1998
 ------------------------------------------------
                 William R. Falzone
                 Attorney-in-fact

                                 EXHIBIT INDEX

                                                                                     SEQUENTIAL
EXHIBIT NO.                                  DESCRIPTION                              PAGE NO.
-----------         --------------------------------------------------------------   ----------
  5.1         --    Opinion of Holland & Knight LLP...............................
 23.1         --    Consent of Arthur Andersen LLP................................
 23.2         --    Consent of Holland & Knight LLP included in Exhibit 5.1.......
 24.1         --    Powers of Attorney (incorporated by reference to Registration
                    Statement No. 333-50087)......................................